INSERT AFTER TAX INFO



ALLIANCEBERNSTEIN CORPORATE SHARES
  ALLIANCEBERNSTEIN TAXABLE MULTI-SECTOR INCOME SHARES


RESULTS OF SHAREHOLDERS MEETING
(unaudited)


The Annual Meeting of Shareholders of
AllianceBernstein Corporate Shares (the Trust)
- AllianceBernstein Taxable Multi-Sector Income Shares
(the Portfolio) was held on November 5, 2010
(the Meeting). At the Meeting, with respect to the first item of business, the election of Trustees for the Trust, the required number of outstanding shares was voted in favor of the proposal, and the proposal was approved.
A description of the proposal and number of shares voted at the Meeting are as follows
(the proposal numbers shown below correspond to the proposal number in the Trusts proxy statement):


1.  The election of the Trustees, each such
Trustee to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For	Withheld Authority
John H. Dobkin		4,054,833	0
Michael J. Downey	4,054,833	0
William H. Foulk, Jr.	4,054,833	0
D. James Guzy		4,054,833	0
Nancy P. Jacklin	4,054,833	0
Robert M. Keith		4,054,833	0
Garry L. Moody		4,054,833	0
Marshall C. Turner, Jr.	4,054,833	0
Earl D. Weiner		4,054,833	0












ACS-TMSISH. SAR Insert  Shareholder Results. 6 2011. docx
ablegal   2085518 v1